EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Exactech, Inc. 2009 Executive Incentive Compensation Plan and the Exactech, Inc. 2009 Employee Stock Purchase Plan of our reports, dated March 15, 2012, relating to our audits of the consolidated financial statements, the financial statement schedule and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Exactech, Inc. for the year ended December 31, 2011.

/s/ McGladrey & Pullen, LLP

Raleigh, North Carolina

June 8, 2012